Exhibit 10.2

Certain portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

KARYOPHARM THERAPEUTICS INC., ET AL.

$110,000,000 SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN FACILITY TERM SHEET

NOVEMBER 2, 2026

This term sheet (including all annexes and exhibits hereto, this “DIP Term Sheet”) sets forth the principal terms of a superpriority senior secured debtor-in-possession term loan credit facility (the “DIP Facility”; this DIP Term Sheet, the DIP Orders (as defined herein), the DIP Credit Agreement (as defined herein) and, if and to the extent required pursuant to the row titled “Documentation; DIP Term Sheet Controls” below, the other definitive financing documentation governing the DIP Facility, each of which shall be in form and substance acceptable to the Required DIP Lenders (as defined herein) and, with respect to the provisions which directly or indirectly apply to the rights and obligations of the DIP Agent (as defined herein) (collectively, the “DIP Agent Provisions”), the DIP Agent, collectively, the “DIP Documents”) to be entered into with the Debtors (as defined herein). The DIP Facility will be subject to the approval of the Bankruptcy Court (as defined herein) and consummated in cases to be commenced under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), in accordance with (i) interim (a form of which is attached hereto as Exhibit A, the “Interim DIP Order”) and final orders (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) of the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility, each of which shall be in form and substance acceptable to the Required DIP Lenders and, with respect to the DIP Agent Provisions, the DIP Agent, and (ii) the DIP Documents to be executed by the Debtors. In the event of any conflict between this DIP Term Sheet and the terms of the Interim DIP Order or the Final DIP Order, the terms of the applicable DIP Order shall govern.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement dated of even date herewith (the “RSA”), the Plan (as defined in the RSA), the DIP Orders, or that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Prepetition First Lien Credit Agreement” and, together with the other Credit Documents (as defined therein), the “Prepetition First Lien Documents” and the credit facility contemplated thereunder, the “Prepetition First Lien Facility”) by and among Karyopharm Therapeutics Inc. (the “Borrower”), each of the Borrower’s subsidiaries that are guarantors thereunder, the lenders party thereto from time to time (the “Prepetition First Lien Lenders”) and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (in such respective capacities, the “Prepetition First Lien Agent”).

This DIP Term Sheet is being provided on a confidential basis, and the Borrower and Guarantors are not authorized to disclose this DIP Term Sheet to any person other than (i) their affiliates and their directors, officers, employees, accountants, attorneys and other professional advisors retained in connection with the transactions contemplated hereby, who shall agree to maintain its confidentiality, (ii) in a filing with the Bankruptcy Court in connection with the Chapter 11 Cases, (iii) the Office of the United States Trustee, (iv) Parties to the RSA, or (v) as may be required by applicable law.

THE TERMS AND CONDITIONS SET FORTH IN THIS DIP TERM SHEET DO NOT CONSTITUTE OR CREATE AN AGREEMENT, OBLIGATION OR COMMITMENT OF ANY KIND BY OR ON BEHALF OF ANY PARTY, UNLESS AND UNTIL EXECUTED BY EACH OF THE UNDERSIGNED PARTIES HERETO.

THIS DIP TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE BORROWER OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS DIP TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS DIP TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE DIP FACILITY, WHICH ARE SUBJECT IN ALL RESPECTS TO THE DIP DOCUMENTS.

Term	Description
Borrower:	Karyopharm Therapeutics Inc., as a debtor-in-possession.

Guarantors:

KPT Texas LLC, which shall be a debtor-in-possession, and any other subsidiary of the Borrower that is a debtor-in-possession under the Chapter 11 Cases (collectively the “Guarantors” and, together with the Borrower, the “Debtors”).

Each of the Guarantors jointly and severally hereby irrevocably and unconditionally guarantees to the DIP Agent for the ratable benefit of the DIP Secured Parties the due and punctual payment in full in cash of all DIP Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full in cash of the DIP Obligations (subject to the terms of the RSA).

DIP Agent:

Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent and collateral agent for the DIP Lenders (in such respective capacities, the “DIP Agent”). All DIP Loans and payments and administrative functions shall be handled through the DIP Agent. Until entry of the Final DIP Order and execution of the DIP Credit Agreement, in acting under this DIP Term Sheet, the DIP Agent shall be entitled to all of the rights, authority, privileges, protections, immunities, indemnities, reimbursements for expenses, limitations of liability and benefits afforded to WSFS as collateral agent or administrative agent, as applicable, under the Prepetition First Lien Credit Agreement, which provisions are incorporated herein by reference, mutatis mutandis, and shall survive the termination of its fee letter and the resignation or removal of the DIP Agent (collectively, the “Agency Provisions”); provided, that any references to a “Lender” or a “Credit Party” in the Prepetition First Lien Credit Agreement shall be deemed references to a DIP Lender and a Debtor, as applicable.

Notwithstanding any other terms or provisions in the DIP Documents, any actions (including any enforcement actions or the pursuit of remedies against the Debtors and/or the DIP Collateral) required or permitted to be taken by the DIP Lenders hereunder may be taken on their behalf by the DIP Agent.

DIP Lenders:

The Prepetition First Lien Lenders and/or their respective affiliates or managed or controlled funds who elect to participate in the DIP Facility listed in Schedule 1 hereto (in such capacities, the “DIP Lenders” and, together with the DIP Agent, the “DIP Secured Parties”) in the amounts set forth on Schedule 1 hereto.

The obligation of any DIP Lender to fund any loan under the DIP Facility may be fulfilled on behalf of such DIP Lender by any of such DIP Lender’s affiliated or related funds or financing vehicles.

Documentation; DIP Term Sheet Controls:	In connection with entry of the Final DIP Order, the Debtors, the DIP Agent, and the DIP Lenders shall execute and enter into a debtor-in-possession credit and guaranty agreement (the “DIP Credit Agreement”), which shall be (a) attached as an exhibit to the Final DIP Order, (b) consistent with this DIP Term Sheet (except as otherwise agreed by the Borrower and the Required DIP Lenders), and (c) in form and substance reasonably acceptable to the Debtors, the Required DIP Lenders, and the DIP Agent (with respect to any DIP Agent Provision).

Term	Description

At the option of the Required DIP Lenders in their sole discretion, the Debtors shall execute other definitive financing documentation with respect to the DIP Facility, including, without limitation, guarantees and security documents, which shall be prepared by counsel to the Ad Hoc Group, in consultation with the counsel to the Debtors, based upon and giving due regard to the Prepetition First Lien Documents, in each case reasonably satisfactory in form and substance to the Required DIP Lenders, the DIP Agent (with respect to any DIP Agent Provision) and the Debtors, which shall contain the terms and conditions set forth in this DIP Term Sheet and such other terms as the Borrower, the DIP Agent (with respect to any DIP Agent Provision) and the Required DIP Lenders shall agree; provided, that such documentation (i) shall be consistent with and subject to the terms of this DIP Term Sheet unless otherwise agreed by the DIP Agent (with respect to any DIP Agent Provision) and the Required DIP Lenders and (ii) shall otherwise be on terms no less favorable to the DIP Secured Parties than the terms under this DIP Term Sheet unless otherwise agreed by the DIP Agent (with respect to any DIP Agent Provision) and the Required DIP Lenders.

The provisions of such definitive documentation shall, upon execution, supersede the provisions of this DIP Term Sheet solely to the extent of any direct conflict between such documentation and this DIP Term Sheet; provided, that prior to the execution of the DIP Credit Agreement, this DIP Term Sheet and the Interim DIP Order shall govern the DIP Facility.

Required DIP Lenders:	“Required DIP Lenders” shall mean, at any time, DIP Lenders holding a majority of the aggregate outstanding New Money DIP Loans and unfunded New Money DIP Commitments at such time.

DIP Facility:	The DIP Facility shall be a superpriority senior secured term loan financing facility in an aggregate principal amount not to exceed $110,000,000, comprising (a) first-out new money term loans in an aggregate principal amount of up to $55,000,000 (the “New Money DIP Loans” and the commitments therefor, the “New Money DIP Commitments”; the New Money DIP Commitments of each DIP Lender are set forth on Schedule 1 hereto), available in the Initial Draw (as defined herein) upon entry of the Interim DIP Order and in one Delayed Draw (as defined herein) upon entry of the Final DIP Order, and (b) the Roll-Up Loans (as defined herein) (the New Money DIP Loans together with the Roll-Up Loans, the “DIP Loans”), in each case subject to the terms and conditions set forth in this DIP Term Sheet and the DIP Documents. The draw mechanics of the DIP Facility shall be on terms mutually agreed upon by the DIP Agent, the Required DIP Lenders and the Debtors, and in accordance with the DIP Budget[1] (as defined herein); provided, that (x) until entry of the Final DIP Order and execution of the DIP Credit Agreement, the draw mechanics set forth in Section 2.1(c)(i) of the Prepetition First Lien Credit Agreement shall govern any draw of the DIP Facility, mutatis mutandis (however, (i) any references to conditions precedent shall be deemed references to the Interim Funding Conditions and (ii) references to the HCR Lender and the HCR Loans shall be disregarded), and (y) the DIP Agent shall maintain a register of the DIP Loans on the same terms and conditions as provided in Section 2.6(b) of the Prepetition First Lien Credit Agreement.

[1]	As used herein, all references to the “DIP Budget” mean the “DIP Budget (subject to Permitted Variances)”.

Term	Description
New Money DIP Loans made by any DIP Lender under the DIP Facility may be made directly by such DIP Lender or “fronted” by a financial institution on terms reasonably acceptable to the Debtors, the relevant DIP Lender and such fronting financial institution.

Roll-Up:

Subject to and upon entry of the Interim DIP Order, and subject to the occurrence of the Closing Date (as defined herein), $25,000,000 in aggregate principal amount of Prepetition First Lien Term Loans in respect of such Prepetition First Lien Term Loans held by those DIP Lenders that fund New Money DIP Loans (or any of their respective designated affiliates or managed or controlled funds, as determined by the applicable DIP Lender) shall be automatically deemed “rolled up” and converted into a second-out tranche of term loans under the DIP Facility (such conversion, the “Interim Roll-Up” and such converted amounts, the “Interim Roll-Up Loans”), on a cashless basis, at a ratio of $1.00 of principal amount of Prepetition First Lien Term Loans held by each DIP Lender for every $1.00 of principal amount of New Money DIP Loans funded by such DIP Lender in the Initial Draw.

Subject to entry of the Final DIP Order and upon funding of the Delayed Draw, an additional $30,000,000 in aggregate principal amount of Prepetition First Lien Term Loans shall be automatically deemed “rolled up” and converted into a second-out tranche of term loans under the DIP Facility (such conversion, the “Final Roll-Up” and, together with the Interim Roll-Up, the “Roll-Up”; such converted amounts, the “Final Roll-Up Loans” and, together with the Interim Roll-Up Loans, the “Roll-Up Loans”), on a cashless basis, at a ratio of $1.00 of principal amount of Prepetition First Lien Term Loans of each DIP Lender for every $1.00 of the aggregate principal amount of New Money DIP Commitments of such DIP Lender funded by such DIP Lender in the Delayed Draw.

For the avoidance of doubt, no Prepetition 2028 Notes Obligations, Prepetition 2029 Notes Obligations or Prepetition Royalty Obligations shall be included in, refinanced, converted, “rolled up” or otherwise deemed satisfied in connection with the Roll-Up.

As used herein, (i) all obligations in respect of the New Money DIP Loans and the commitments therefor, together with all interest, fees, premiums, costs, expenses, indemnities and other amounts accrued or payable in respect thereof, are referred to as the “First-Out New Money DIP Obligations,” (ii) all obligations in respect of the Roll-Up Loans, together with all interest, fees, premiums, costs, expenses, indemnities and other amounts accrued or payable in respect thereof, are referred to as the “Second-Out Roll-Up DIP Obligations,” and (iii) the First-Out New Money DIP Obligations and the Second-Out Roll-Up DIP Obligations are referred to collectively as the “DIP Obligations.” Notwithstanding anything to the contrary herein, the First-Out New Money DIP Obligations shall be senior in right of payment to the Second-Out Roll-Up DIP Obligations, and all DIP Collateral and proceeds thereof shall be applied, after funding of the Carve-Out, first, to the First-Out New Money DIP Obligations until indefeasibly paid in full in cash (subject to the terms of the RSA), and second, to the Second-Out Roll-

Term	Description
Up DIP Obligations. No payment or distribution shall be made on account of the Second-Out Roll-Up DIP Obligations (other than interest paid in kind in accordance with this DIP Term Sheet and the DIP Documents) unless and until the First-Out New Money DIP Obligations have been indefeasibly paid in full in cash (subject to the terms of the RSA).

Treatment Under Ayrmid Transaction:	Notwithstanding anything herein to the contrary, in the event of the consummation of the Ayrmid Transaction (as defined in the RSA), each holder of an allowed claim relating to the DIP Facility (a “DIP Claim”) consents to the treatment of its DIP Claim in accordance with the Ayrmid Transaction Term Sheet. Other than as set forth in the Ayrmid Transaction Term Sheet with respect to the Ayrmid Transaction, no holder of a DIP Claim shall be deemed to have waived its right to have its DIP Claim paid in full in cash in connection with any transaction (whether a Sale Transaction, chapter 11 plan, or otherwise) without the written consent of the Required DIP Lenders.

Purpose:	The proceeds of the New Money DIP Loans shall be used to, among other things: (a) pay fees, interest, premiums, costs, and expenses associated with the DIP Facility, (b) provide for the ongoing working capital, capital expenditure, and general corporate needs of the Debtors during the pendency of the Chapter 11 Cases, (c) fund the Carve-Out (as defined herein), (d) make the adequate protection payments contemplated by the DIP Orders, and (e) fund the costs of the administration of the Chapter 11 Cases (including allowed administrative costs and expenses), the sale process, and the consummation of the Restructuring Transactions, in each case, subject to the DIP Budget; provided, that none of the foregoing shall limit the payment of Allowed Professional Fees (as defined in the Interim DIP Order attached as Exhibit A hereto) that benefit from the Carve-Out, as and when such Allowed Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise).

Availability:

Upon the Bankruptcy Court’s entry of the Interim DIP Order, New Money DIP Loans in an aggregate principal amount not to exceed $25,000,000 (the “Interim DIP Amount”) shall be available to the Borrower and borrowed on the Closing Date (as defined herein) in a single draw (the “Initial Draw”), subject to compliance with the Interim Funding Conditions (as defined herein) and the other terms, conditions and covenants set forth in this DIP Term Sheet and the DIP Orders. The Interim Roll-Up Loans shall be incurred upon entry of the Interim DIP Order and shall be in addition to, and shall not be counted against, the Interim DIP Amount.

Upon the Bankruptcy Court’s entry of the Final DIP Order, the remaining New Money DIP Commitments (the “Delayed Draw Amount”) shall be available to the Borrower in a single draw (the “Delayed Draw”) of $30,000,000, subject to compliance with the Delayed Draw Conditions (as defined herein) and the other terms, conditions and covenants set forth in the DIP Documents. The Final Roll-Up Loans shall be incurred upon entry of the Final DIP Order and shall be in addition to, and shall not be counted against, the Delayed Draw Amount.

Term	Description
Interim Funding Conditions:

The initial borrowing of New Money DIP Loans in the Interim DIP Amount under the DIP Facility shall be subject to the satisfaction or written waiver by the Required DIP Lenders of the following conditions precedent (collectively, the “Interim Funding Conditions”; the date of satisfaction of such conditions, the “Closing Date”):

i.    this DIP Term Sheet shall have been executed and delivered by each Debtor, each DIP Lender and the DIP Agent, and each other DIP Document (other than the DIP Credit Agreement) shall be in form and substance consistent with this DIP Term Sheet and otherwise reasonably satisfactory to the DIP Agent and the Required DIP Lenders and shall have been executed and delivered by each Debtor party thereto;

ii.   the Petition Date shall have occurred, and each Debtor shall be a debtor and a debtor-in-possession;

iii.   all “first day orders” (other than the Interim DIP Order) entered by the Bankruptcy Court in the Chapter 11 Cases (including a cash management order) shall be satisfactory in form and substance to the Required DIP Lenders in their reasonable discretion;

iv.   not later than three (3) calendar days following the Petition Date (subject to the availability of the Bankruptcy Court), (1) the DIP Agent shall have received a signed copy of the Interim DIP Order entered by the Bankruptcy Court: (a) authorizing and approving the making of the DIP Loans and the granting of the superpriority claims and liens contemplated by this DIP Term Sheet and the DIP Documents; (b) authorizing the Interim Roll-Up; (c) granting the DIP Agent, for the benefit of the DIP Secured Parties, valid and perfected liens on the DIP Collateral (consistent with the priorities set forth herein) to the extent and with the priority set forth in this DIP Term Sheet, subject only to the Carve-Out and the Permitted Prior Liens[2]; and (d) otherwise containing terms and conditions consistent with Exhibit A hereto and otherwise in form and substance acceptable to the Required DIP Lenders in their sole discretion and, with respect to any DIP Agent Provision, the DIP Agent in its sole discretion; and (2) such order shall be in full force and effect and shall not have been vacated, reversed, modified, amended, or stayed in any respect;

v.   the Debtors shall be in compliance in all respects with the Interim DIP Order;

vi.   no trustee or examiner with expanded powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the Debtors, any of their subsidiaries, or their respective properties;

[2]	The “Permitted Prior Liens” shall have the meaning ascribed in the DIP Orders.

Term	Description

vii.  substantially concurrently with the Closing Date, subject to the Interim DIP Order, all fees and expenses, including reasonable and documented attorneys’ fees, of the DIP Secured Parties relating to the Chapter 11 Cases and the DIP Facility and all other fees required to be paid to the DIP Agent and the DIP Lenders on or before the Closing Date shall have been paid (or shall be paid with the proceeds of the Initial Draw) to the extent an invoice has been delivered to the Borrower at least twenty-four (24) hours in advance of the Closing Date;

viii.   all governmental and third-party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained;

ix.   there shall exist no Default or Event of Default (each as defined herein) under the DIP Facility immediately before, or after giving effect to, the funding of the Initial Draw;

x.   the representations and warranties of the Debtors set forth herein shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects (other than any such representation and warranty that by its terms refers to a specified earlier date which shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date) immediately before, and after giving effect to, the funding of the Initial Draw;

xi.   since the RSA Effective Date (as defined in the RSA), there shall not have occurred any event, change, condition, or circumstance that has had, or that could reasonably be expected to have, a Material Adverse Effect (as defined herein), other than as a result of those events leading up to and following commencement of the Chapter 11 Cases;

xii.  there shall exist no unstayed action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that could reasonably be expected to have a Material Adverse Effect;

xiii.   the DIP Agent shall have received (x) a notice (email from the chief executive officer, president, vice president or chief financial officer (each, an “Authorized Officer”) of the Borrower being sufficient) and (y) a duly executed letter of direction from the Borrower addressed to the DIP Agent directing the disbursement on the Closing Date of the proceeds of the DIP Loans made on such date substantially in the form of Exhibit B to the Prepetition First Lien Credit Agreement, in each case, in connection with such draw request no later than 11:00 a.m. (Prevailing Eastern Time) one (1) Business Day prior to the Closing Date (or such later time as the Required DIP Lenders and the DIP Agent may agree to);

Term	Description

xiv.   the DIP Agent and the DIP Lenders shall have received a closing certificate, in form and substance reasonably satisfactory to the DIP Agent and the Required DIP Lenders (a “Closing Certificate”) duly executed by an Authorized Officer of the Borrower, appropriately completed, by which such Authorized Officer shall certify to the DIP Agent and the DIP Lenders that all of the Interim Funding Conditions have been satisfied;

xv.  the DIP Secured Parties shall have received, and be satisfied with, the initial DIP Budget;

xvi.   the Debtors shall have insurance (including, without limitation, commercial general liability and property insurance) with respect to the DIP Collateral, with financially sound and reputable insurance companies reasonably acceptable to the Required DIP Lenders, and in amounts as are generally carried in accordance with sound business practice by companies in similar businesses and circumstances as the Debtors;

xvii.  the DIP Lenders shall have received a certificate, in form and substance reasonably satisfactory to the Required DIP Lenders, executed by an Authorized Officer of each Debtor on behalf of each such Debtor, certifying that attached to such certificate are true, correct and complete copies of (a) (x) the certificate of incorporation, certificate of limited partnership or articles of organization, as applicable, of such applicable Debtor and (y) the by-laws, operating agreement, limited liability company agreement or limited partnership agreement, as applicable, of such applicable Debtor, in each case, then in full force and effect (including all amendments thereto) (clauses (x) and (y), collectively, the “Organizational Documents”), (b) the resolutions then in full force and effect adopted by the board of directors (or comparable governing body) of such applicable Debtor authorizing and ratifying the execution, delivery and performance by such applicable Debtor of this DIP Term Sheet and the transactions contemplated hereby, (c) a certificate of good standing or certificate of fact and certificate of account status, as applicable, dated as of a recent date, from the secretary of state (or comptroller, as applicable) of the state under whose laws such applicable Debtor was incorporated or formed, and (d) an incumbency certificate evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to execute this DIP Term Sheet, the DIP Documents and any other related document to which such Debtor is a party or is to be a party and specimen signatures thereof; and

xviii.  the making of the DIP Loans shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Delayed Draw Conditions:	Upon entry of the Final DIP Order, the availability of the Delayed Draw Amount under the DIP Facility shall be subject to the satisfaction, or written waiver by the Required DIP Lenders, of each of the following conditions precedent (collectively, the “Delayed Draw Conditions”):

Term	Description

i.   there shall exist no Default or Event of Default under the DIP Facility immediately before, or after giving effect to, the funding of the Delayed Draw;

ii.  the representations and warranties of the Debtors set forth under the DIP Credit Agreement shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects (other than any such representation and warranty that by its terms refers to a specified earlier date which shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date) immediately before, and after giving effect to, the funding of the Delayed Draw;

iii.   the making of the Delayed Draw shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;

iv.   since the RSA Effective Date, there shall not have occurred any event, change, condition, or circumstance that has had, or that could reasonably be expected to have, a Material Adverse Effect (as defined herein), other than as a result of those events leading up to and following commencement of the Chapter 11 Cases;

v.  prior to or substantially concurrently with the making of the Delayed Draw, all fees and expenses, including reasonable and documented attorneys’ fees of the DIP Secured Parties shall have been paid in full (or shall be paid in connection with the Delayed Draw) to the extent an invoice has been delivered to the Borrower at least twenty-four (24) hours in advance;

vi.   the DIP Agent shall have received a signed copy of the Final DIP Order entered by the Bankruptcy Court: (a) authorizing and approving the making of the DIP Loans and the granting of the superpriority claims and liens contemplated by this DIP Term Sheet and the DIP Documents; (b) authorizing the Final Roll-Up; (c) approving the DIP Credit Agreement in the form attached as an exhibit thereto (which shall be in form and substance acceptable to the Required DIP Lenders and, with respect to the DIP Agent Provisions, the DIP Agent); (d) granting the DIP Agent, for the benefit of the DIP Secured Parties, valid and perfected liens on the DIP Collateral (consistent with the priorities set forth herein) to the extent and with the priority set forth in this DIP Term Sheet, subject only to the Carve-Out and the Permitted Prior Liens; and (e) otherwise containing terms and conditions consistent with Exhibit A attached hereto and otherwise in form and substance acceptable to the Required DIP Lenders in their sole discretion (and the DIP Agent with respect to any DIP Agent Provision in its sole discretion);

vii.  the Final DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended, or stayed in any respect, and the Debtors shall be in compliance in all respects with the Final DIP Order;

Term	Description

viii.  receipt by the DIP Agent and the DIP Lenders of copies of the DIP Credit Agreement duly executed and delivered by the Debtors and, to the extent requested, the other DIP Documents, in each case in form and substance acceptable to the DIP Agent (with respect to any DIP Agent Provision), the Required DIP Lenders and the Debtors;

ix.   the Debtors shall be in compliance with the Milestones;

x.  after giving effect to the Delayed Draw, the total principal amount of New Money DIP Loans borrowed (without, for the avoidance of doubt, giving effect to any prepayments of the DIP Loans) shall not exceed the total New Money DIP Commitments;

xi.   the DIP Agent shall have received (x) a notice (an email from an Authorized Officer of the Borrower being sufficient), and (y) a duly executed letter of direction from the Borrower addressed to the DIP Agent directing the disbursement on the Closing Date of the proceeds of the DIP Loans made on such date substantially in the form of Exhibit B to the Prepetition First Lien Credit Agreement, in each case, in connection with such draw request no later than 11:00 a.m. (Prevailing Eastern Time) one (1) Business Day prior to the requested funding date of the Delayed Draw (or such later time as the Required DIP Lenders may agree to); and

xii.  the DIP Agent and the DIP Lenders shall have received a Closing Certificate duly executed by an Authorized Officer of the Borrower, appropriately completed, by which such Authorized Officer shall certify to the DIP Agent and the DIP Lenders that all of the Delayed Draw Conditions have been satisfied.

Interest Rates and Fees:	As set forth on Annex A hereto.

Default Rate:	Upon the occurrence and during the continuance of any Event of Default, interest shall accrue on the principal amount of the outstanding New Money DIP Loans and any overdue amount (including overdue interest) at the applicable interest rate plus 2.00% per annum.

Amortization:	None.

Maturity:	The earliest of (a) May 1, 2027 (i.e., the date that is six (6) months following the Petition Date), (b) the Plan Effective Date, (c) the date of the closing of a sale of all or substantially all of the assets of the Debtors under section 363 or section 1129 of the Bankruptcy Code or otherwise, (d) the date all DIP Loans become due and payable hereunder or under the DIP Documents, whether by acceleration or otherwise, and (e) the date of the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code (such earliest date, the “Maturity Date”).

Term	Description
All amounts owed hereunder in respect of the DIP Loans (including, without limitation, any accrued and unpaid interest thereon, any exit fee in respect thereof and all other DIP Obligations) shall be paid in full in cash upon the Maturity Date (except as otherwise agreed by the Required DIP Lenders). All payments of principal, interest, and fees hereunder in respect of the New Money DIP Loans shall be made to the DIP Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof). All payments of principal, interest, and fees hereunder in respect of the Roll-Up Loans shall be made to the DIP Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

Milestones:	The Debtors shall achieve the Milestones (as defined in the RSA), which Milestones are incorporated into this DIP Term Sheet as if they were set forth herein, as may be modified, extended or waived pursuant to the RSA.

Collateral:

The DIP Obligations shall be secured by valid, binding, continuing, enforceable, non-avoidable and automatically and properly perfected security interests in and liens (the “DIP Liens”) on all real and personal property of each of the Debtors, whether now existing or hereafter arising and wherever located, tangible or intangible (the “DIP Collateral”), including, subject to entry of the Final DIP Order, the proceeds of any avoidance actions arising pursuant to chapter 5 of the Bankruptcy Code (the “Avoidance Action Proceeds”); provided, for the avoidance of doubt, that such DIP Liens shall be subject to the Carve-Out.

The DIP Liens shall consist of (a) pursuant to section 364(d)(1) of the Bankruptcy Code, a first priority, senior priming lien on all DIP Collateral that constitutes Prepetition Collateral (including Cash Collateral), senior to and priming the Prepetition 1L Liens, the Prepetition 2L Notes Liens, the Prepetition 2L Royalty Liens, and any adequate protection liens granted to the Prepetition Secured Parties, (b) pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority lien on all other real and personal property of the Debtors not subject to a Permitted Prior Lien (or subject to a lien that becomes perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code), and (c) pursuant to section 364(c)(3) of the Bankruptcy Code, a lien immediately junior to any Permitted Prior Liens on the real and personal property of the Debtors subject thereto, in each case subject and subordinate only to the Carve-Out and the Permitted Prior Liens. All of the DIP Liens shall be valid, binding, enforceable, non-avoidable and automatically and properly perfected upon entry of the applicable DIP Order, without the necessity of the execution or filing of any mortgages, security agreements, pledge agreements, financing statements, account control agreements or other agreements or instruments; provided, that the Debtors shall take all action reasonably requested by the DIP Agent (at the direction of the Required DIP Lenders) to maintain the validity, perfection, enforceability and priority of the DIP Liens and to enable the DIP Secured Parties to protect, exercise and enforce their rights in the DIP Collateral.

The relative priorities of the DIP Liens, the Prepetition 1L Liens, the Prepetition 2L Notes Liens, the Prepetition 2L Royalty Liens, and the adequate protection liens granted to the Prepetition Secured Parties are set forth on Annex C hereto (provided that (i) with respect to any obligations owed to the Prepetition Notes Secured Parties and the Prepetition Royalty Secured Parties (whether in the form of prepetition obligations, adequate protection obligations, or otherwise), any proceeds received by any such person shall be applied as between the Prepetition

Term	Description
Notes Secured Parties and the Prepetition Royalty Secured Parties in accordance with Section 4.1 of the Intercreditor Agreement, mutatis mutandis and (ii) with respect to any obligations owed to the Prepetition Notes Secured Parties (whether in the form of prepetition obligations, adequate protection obligations, or otherwise), any proceeds received by any such person shall be applied as between the Prepetition 2028 Secured Parties and the Prepetition 2029 Secured Parties in accordance with Section 3.4 of the Collateral Trust Agreement, mutatis mutandis), and the DIP Orders shall be consistent therewith.

DIP Superpriority Claims:

All DIP Obligations at all times shall constitute allowed superpriority administrative expense claims, pursuant to section 364(c)(1) of the Bankruptcy Code, in the Chapter 11 Cases (the “DIP Superpriority Claims”), having priority over all administrative expenses of the kind specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), or 726 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out.

The relative priority of the DIP Superpriority Claims and the adequate protection claims granted to the Prepetition Secured Parties is set forth on Annex C hereto, and the DIP Orders shall be consistent therewith.

Adequate Protection:	As adequate protection for any diminution in value of the Prepetition Secured Parties’ respective interests in the Prepetition Collateral (including the Cash Collateral) occurring from and after the Petition Date, whether or not resulting from the use, sale, or lease by the Debtors of the Prepetition Collateral (including Cash Collateral), the granting of the DIP Superpriority Claims, the granting of the DIP Liens, the subordination of the Prepetition 1L Liens, the Prepetition 2L Notes Liens, and the Prepetition 2L Royalty Liens thereto and to the Carve-Out, or the imposition or enforcement of the automatic stay of section 362(a) of the Bankruptcy Code, the Prepetition First Lien Agent, the Prepetition Notes Collateral Trustee and the Prepetition Royalty Collateral Agent, as applicable, shall receive, for the benefit of the Prepetition Secured Parties they respectively represent, the adequate protection granted to the Prepetition Secured Parties pursuant to the DIP Orders (which shall include, without limitation, (i) valid, perfected replacement security interests in and liens on all DIP Collateral, including, upon entry of the Final DIP Order, the Avoidance Action Proceeds, with the relative priorities set forth in the DIP Orders, (ii) superpriority claims as provided in section 507(b) of the Bankruptcy Code, with priority as provided therein and with the relative priorities set forth in the DIP Orders, (iii) current payment of the reasonable and documented fees, expenses and other disbursements of the Prepetition First Lien Agent and the Ad Hoc Group Advisors and of the respective agents, trustees and advisors of the Prepetition 2028 Secured Parties, the Prepetition 2029 Secured Parties, and the Prepetition Royalty Secured Parties (in the case of the Prepetition Royalty Secured Parties, (i) fees and expenses of counsel shall be subject to objection only if in excess of $600,000, and (ii) financial advisor fees to be limited to (x) monthly fees of $150,000 solely to the extent accruing from the Petition Date until the closing date of the Ayrmid Transaction or the Acceptable Alternative Transaction, as applicable, and (y) solely in the event of the consummation of an Acceptable Alternative Transaction (as defined in the RSA) that results in transaction proceeds, (A) if transaction proceeds are sufficient to pay all Funded Debt (as defined in the RSA) outstanding in full in and in cash, then a $1,000,000 deferred

Term	Description

fee, or (B) if transaction proceeds are insufficient to pay all Funded Debt outstanding in full in cash, then a $500,000 deferred fee, in each case payable upon consummation of such Acceptable Alternative Transaction and, in each case, solely from the proceeds thereof), in each case as it relates to the Chapter 11 Cases, and (iv) financial and other reporting; provided, that any such financial and other reporting that relates to the Debtors’ sale and marketing process shall be provided only to the Ad Hoc Group Advisors and the Prepetition Royalty Secured Parties, and such information shall not be shared with any person acting in a Bidder Capacity (as defined in the RSA)); provided, further, that the Debtors shall not be required to provide any information where such provision would waive any privilege or violate applicable law. Except to the extent expressly set forth in the DIP Orders and subject to the terms of the RSA, none of the Prepetition Secured Parties shall receive or retain any payments, property or other amounts in respect of their respective section 507(b) claims unless and until all DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash.

The relative priority of the adequate protection liens and claims granted to the Prepetition Secured Parties, as among themselves and relative to the DIP Liens and the DIP Superpriority Claims, is set forth on Annex C hereto, and the DIP Orders shall be consistent therewith.

The Debtors’ use of Cash Collateral and other Prepetition Collateral is based on the consent (or deemed consent) of the DIP Lenders and Prepetition Secured Parties to such use. Nothing herein or in any DIP Order shall be deemed to constitute sufficient adequate protection in connection with any proposed non-consensual use of Cash Collateral and other Prepetition Collateral.

Carve-Out:	The DIP Orders shall include a carve-out as set forth in Section 30 of the Interim DIP Order attached hereto as Exhibit A (the “Carve-Out”).

Mandatory Prepayments:

The Borrower may voluntarily, at any time, prepay any of the DIP Obligations and/or reduce the commitments under the DIP Facility at par plus accrued interest, without premium or penalty (but, for the avoidance of doubt, subject to the Exit Fee).

The following mandatory prepayments, subject to the DIP Orders, shall be required (and, in each case, shall be applied first, to the First-Out New Money DIP Obligations (including the Exit Fee in respect thereof) until indefeasibly paid in full in cash, and second, to the Second-Out Roll-Up DIP Obligations (including the Exit Fee in respect thereof)):

i.   Asset Sales: Prepayments of the DIP Loans in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any DIP Collateral, except for ordinary course sales (including, for the avoidance of doubt, sales of inventory) and de minimis sales and additional exceptions to be agreed;

ii.  Insurance Proceeds: Prepayments of the DIP Loans in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any DIP Collateral, subject to exceptions to be agreed (including a right of the Debtors to reinvest such proceeds in assets used or useful in their business within 180 days after receipt); and

Term	Description

iii.   Incurrence of Indebtedness: Prepayments of the DIP Loans in an amount equal to 100% of the net cash proceeds of any indebtedness incurred by the Debtors or any of their respective subsidiaries after the Closing Date (other than any indebtedness otherwise permitted under the DIP Documents), payable no later than the date of receipt.

Representations and Warranties:

In order to induce the DIP Lenders to enter into this DIP Term Sheet and provide the New Money DIP Commitments and the DIP Loans hereunder, each Debtor represents and warrants to the DIP Agent and each DIP Lender that the statements set forth in Annex B are true and correct.

For the purposes of this DIP Term Sheet, “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, prospects or financial condition of the Debtors, taken as a whole, (b) a material impairment of the ability of the Debtors, taken as a whole, to perform their respective payment obligations hereunder or under any of the DIP Documents, (c) a material impairment of the rights and remedies of the DIP Agent or any DIP Lender hereunder or under any of the DIP Documents, or (d) a material impairment of the legality, validity, binding effect or enforceability against any Debtor of this DIP Term Sheet or any material DIP Document to which it is a party; provided, that none of the following shall constitute a Material Adverse Effect: the commencement, administration, or prosecution of the Chapter 11 Cases and the circumstances leading thereto.

Affirmative Covenants:

The Debtors shall:

i.   comply in all material respects with their respective covenants, commitments, agreements, and other obligations set forth in the RSA and the DIP Documents;

ii.  without limitation of any other requirement hereunder or under any DIP Document, comply with the covenants set forth in Section 5.2, Section 5.4 (without regard to the proviso in such section), Section 5.6, Section 5.8, and Section 5.9 of the Prepetition First Lien Credit Agreement (in each case as modified as necessary to reflect the commencement of the Chapter 11 Cases and the Debtors’ financial condition), except for any such non-compliance as a result of the compliance by the Debtors with their express obligations set forth in this DIP Term Sheet, any DIP Document, the RSA or any other Definitive Document, or as results from the Chapter 11 Cases;

iii.   timely deliver, or cause to be timely delivered, to the DIP Lenders the DIP Budget and Variance Reports, all in accordance with the provisions set forth herein and in the DIP Orders;

iv.   (a) cooperate with, consult with, and provide to the DIP Agent and the DIP Lenders all such information as reasonably required or as reasonably requested by the DIP Agent or any DIP Lender, and (b) permit any authorized representatives designated by the DIP Agent or any DIP Lender to visit and inspect any of the properties of any

Term	Description

Debtor and any of its respective subsidiaries, to inspect, copy and take copies of extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable prior notice and at such reasonable times during normal business hours, absent the continuance of an Event of Default, not more than once per calendar month;

v.  comply with the DIP Budget (subject to the Permitted Variances) and with provisions of this DIP Term Sheet and the Interim DIP Order and/or the Final DIP Order (as applicable);

vi.   within thirty (30) days after the Closing Date (or such later date as the Required DIP Lenders may agree), (1) provide to the DIP Lenders certificates of insurance demonstrating the Debtors’ compliance with clause (xvi) under the heading “Interim Funding Conditions” in this DIP Term Sheet and (2) provide that each of the Debtors’ policies of insurance shall (A) in the case of each liability insurance policy, name the DIP Agent and its successors and assigns, for the benefit of the DIP Secured Parties, as an additional insured thereunder as its interests may appear, (B) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, reasonably satisfactory in form and substance to the Required DIP Lenders, that names the DIP Agent and its successors and assigns, for the benefit of the DIP Secured Parties, as the lender loss payee thereunder, and (C) in each case, provide for at least thirty (30) days’ (or ten (10) days’ in the case of nonpayment of premium) prior written notice to the DIP Agent of any modification or cancellation of such policy;

vii.  subject to the RSA, provide draft copies of: (a) the First Day Pleadings and all orders sought pursuant thereto; (b) the Bidding Procedures Motion and the Bidding Procedures Order; (c) the Sale Order; (d) the Plan; (e) the Plan Supplement; (f) the Disclosure Statement; (g) the Conditional Disclosure Statement Order and the Disclosure Statement Order; (h) the Solicitation Materials; (i) the DIP Motion and the DIP Orders; (j) the Confirmation Order; and (k) all other material motions, pleadings, filings, applications, and proposed orders relating to the Restructuring Transactions or that any Debtor intends to file with the Bankruptcy Court, in each case at least three (3) calendar days prior to the date on which the applicable Debtor files or executes such document (or, if three (3) calendar days’ advance notice is not reasonably practicable under the circumstances, as soon as reasonably practicable prior to such filing or execution), and consult in good faith regarding the form and substance of each of the foregoing in advance of such filing or execution;

viii.  comply with the schedule of Milestones (as defined in the RSA);

ix.   timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) modifying (but not including any requests to extend) or terminating the Debtors’ exclusive right to file or solicit acceptances of a plan of reorganization;

Term	Description

x.  not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring Transactions;

xi.   not file or otherwise pursue a chapter 11 plan or any other Definitive Document that is inconsistent with the terms of this DIP Term Sheet or the Restructuring Transactions;

xii.  take, or cause to be taken, all reasonably appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required or reasonably requested by the DIP Agent (on behalf of the Required DIP Lenders) to carry out the provisions of this DIP Term Sheet, the Interim DIP Order or the Final DIP Order;

xiii.  except to the extent contemplated by the DIP Budget or otherwise consented to by the Required DIP Lenders in writing, continue, and cause to be continued, the business of the Debtors, maintain, and cause to be maintained, the Debtors’ existence and material relationships, rights and privileges, and comply with all material agreements;

xiv.  take, or cause to be taken, all appropriate action to remain the sole owner of the DIP Collateral, free of liens other than the Permitted Prior Liens, the DIP Liens, the adequate protection liens granted hereunder and under the DIP Orders, liens granted or incurred after the Petition Date in the ordinary course of business or other liens granted or imposed pursuant to an order of the Bankruptcy Court that is in form and substance reasonably acceptable to the Required DIP Lenders and the DIP Agent (collectively, “Permitted Liens”);

xv.  take, or cause to be taken, all appropriate action to comply with all material applicable laws with respect to the DIP Collateral unless failure to comply could not reasonably be expected to result in a Material Adverse Effect;

xvi.  subject to the DIP Budget, pay when due all material taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable, in each case prior to the time when any material penalty or fine shall be incurred with respect thereto or any lien on any of its assets may attach with respect thereto, except where (A) such tax or claim is being contested in good faith and adequate reserves have been established in accordance with GAAP, and in the case of a tax or claim that has or may become a lien against any of the DIP Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the DIP Collateral to satisfy such tax or claim, or (B) to the extent payment and/or enforcement thereof is stayed as a result of the Chapter 11 Cases;

Term	Description

xvii.  maintain its cash management system in a manner reasonably acceptable to the Required DIP Lenders (which shall be deemed satisfied if the cash management system is substantially the same as the cash management system in existence on the Petition Date, with such modifications as permitted under the cash management order, as entered); and

xviii.  cause the Debtors’ senior management and legal and financial advisors to be available to conduct a telephonic conference (in the case of the Debtors’ senior management, during regular business hours) as reasonably requested by any DIP Lender, to discuss the DIP Budget, the Variance Report, the Chapter 11 Cases, the Restructuring Transactions, and the financial condition, performance and business affairs of the Debtors.

Negative Covenants:

Unless otherwise provided in the DIP Budget (subject to the Permitted Variances), no Debtor shall, without the express, prior written consent of the Required DIP Lenders, do, cause to be done, or agree to do or cause to be done, any of the following:

i.   take any action prohibited by, or fail to take any action required by, the covenants, commitments, agreements, and other obligations of the Debtors set forth in the RSA (as may be amended, modified, or waived) or the DIP Documents;

ii.  create, incur, assume or suffer to exist any lien, security interest or other encumbrance upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except Permitted Liens which, other than the Permitted Prior Liens or other liens that are permitted to be senior to the DIP Liens by the Required DIP Lenders acting reasonably, are junior to the DIP Liens, the Prepetition 1L Liens, the Prepetition 2L Notes Liens and the Prepetition 2L Royalty Liens;

iii.   convey, sell, lease, assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) any of its property, business or assets, whether now owned or hereafter acquired, other than (1) asset sales approved by an order of the Bankruptcy Court that is in form and substance acceptable to the Required DIP Lenders, or (2) in the ordinary course (including, for the avoidance of doubt, ordinary course sales of inventory);

iv.   create, incur, assume or permit to exist any indebtedness for borrowed money (including any finance lease, purchase money indebtedness or sale-leaseback obligation), other than the DIP Obligations and the Prepetition Secured Obligations;

v.  except as contemplated by the DIP Budget or the RSA, terminate, amend, modify, waive or compromise or not continue or extend any term or amount owed under a real property lease, material agreement, or other material vendor accommodation or arrangement without the consent of the Required DIP Lenders;

Term	Description

vi.   incur or make any expenditure, investment, loan or other payment, other than payments in respect of vesting programs in existence on the Petition Date or otherwise in accordance with the DIP Budget, subject to the Permitted Variances;

vii.  incur or make any Restricted Payment (as defined herein) other than in accordance with the DIP Budget;

viii.  create, or acquire any ownership interest in, any subsidiary (whether direct or indirect) other than those existing on the Petition Date or whose creation is necessary to effect the Restructuring Transactions (which subsidiaries shall, at the written request of the Required DIP Lenders, be joined hereto and to the DIP Documents as a Debtor pursuant to documentation reasonably acceptable to the DIP Agent and the Required DIP Lenders);

ix.   create or permit to exist any other superpriority claim which is pari passu with or senior to the claims of the DIP Lenders under the DIP Facility, except for the Carve-Out;

x.  modify or alter (A) in any material manner the nature and type of its business or the manner in which such business is conducted or (B) its organizational documents, except (1) as required by the Bankruptcy Code, (2) in a manner that is not materially adverse to the interests of the DIP Lenders (in their capacities as such) or (3) with the prior written consent of the Required DIP Lenders;

xi.   pay prepetition indebtedness, except for (a) adequate protection payments in the form of interest payments in respect of the prepetition indebtedness as expressly provided for herein or in the DIP Budget or (b) payments consented to by the Required DIP Lenders (which may be through approval of the DIP Budget) and approved by an order of the Bankruptcy Court; or

xii.  engage in any activities that would result in any of the Debtors becoming an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

As used in this DIP Term Sheet, “Restricted Payment” means, with respect to any person (a) the declaration or payment of any dividend (whether in cash, securities or other property or assets) or distribution of cash or other property or assets in respect of equity interests of such person; (b) any payment (whether in cash, securities or other property or assets) on account of the purchase, redemption, defeasance, sinking fund or other retirement of the equity interests of such person or any other payment or distribution (whether in cash, securities or other property or assets) made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal or premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment and any claim for rescission with respect to any indebtedness (including any earn-out obligations or seller financing indebtedness); and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests of such person now or hereafter outstanding.

Term	Description
Financial Covenants:

Until the indefeasible payment in full in cash of the DIP Obligations, the Debtors shall strictly perform in accordance with the DIP Budget; provided, that with respect to any Testing Period (as defined herein), (i) the Debtors’ aggregate actual cash receipts shall not be less than 80% of the projected amounts therefor set forth in the DIP Budget and (ii) the Debtors’ aggregate actual cash disbursements shall not be greater than 120% of the projected amounts therefor set forth in the DIP Budget (such variances, the “Permitted Variances”); provided, further, that (A) notwithstanding anything to the contrary in this DIP Term Sheet, the Allowed Professional Fees shall not be included in any calculations for purposes of testing compliance with the DIP Budget and any Permitted Variances and (B) none of the foregoing shall limit the payment of Allowed Professional Fees that benefit from the Carve-Out, as and when such Allowed Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise).

Compliance with the DIP Budget shall be tested on Wednesday of each second week (or, if such day is not a Business Day, the next succeeding Business Day) (each such date, a “Testing Date”) on a cumulative basis for the period commencing on the first day covered by the DIP Budget then in effect and ending as of the Sunday immediately preceding such Testing Date (each such period, a “Testing Period”), with the first such test to be conducted on November 18, 2026 for the period from the Petition Date to November 15, 2026. Compliance with the DIP Budget shall be tested based on the Variance Report required to be delivered pursuant to clause v under the heading “Reporting” in this DIP Term Sheet on the applicable Testing Date; provided that, if, as of any Testing Date, the Borrower has failed to deliver such Variance Report, the Borrower shall be deemed to be out of compliance with the DIP Budget for such Testing Date.

The Debtors shall maintain a minimum liquidity covenant requiring aggregate unrestricted cash and cash equivalents of the Debtors on a consolidated basis of not less than $10,000,000 at all times (for the avoidance of doubt, excluding the Plan Effective Date).

The Debtors shall not directly or indirectly incur or commit to incur any capital expenditures, other than capital expenditures that are contemplated by the DIP Budget (subject to Permitted Variances).

“DIP Budget” means a written budget setting forth on a line-item basis the Debtors’ projected cash receipts and cash disbursements on a weekly basis, including, without limitation, disbursements on account of the reasonable and documented fees and expenses of the DIP Secured Parties and the Ad Hoc Group Advisors, which initial budget is attached as Schedule 1 to the Interim DIP Order, and shall cover the period of at least thirteen (13) weeks following the Petition Date, and which budget shall be updated on a rolling thirteen-week (13-week) basis every four (4) weeks as provided in the DIP Orders.

Term	Description
Reporting:

The Borrower shall deliver to the DIP Agent, the DIP Lenders, the Ad Hoc Group Advisors, and the advisors to the Prepetition Royalty Secured Parties:

i.   monthly unaudited consolidated financial statements of the Borrower and its subsidiaries within 30 days after the end of each fiscal month, certified by a financial officer of the Borrower;

ii.  quarterly unaudited consolidated financial statements of the Borrower and its subsidiaries within 45 days of the end of each fiscal quarter of the fiscal year, certified by a financial officer of the Borrower;

iii.   annual audited consolidated financial statements of the Borrower and its subsidiaries within 90 days of the year-end, certified with respect to such consolidated statements by the Borrower’s independent certified public accountants;

iv.   13-week cash flow forecasts, on a rolling 13-week basis, updated every four weeks and in form and substance reasonably acceptable to the Required DIP Lenders;

v.  no later than Wednesday of each week, beginning on the second Wednesday following the Petition Date (or, if such day is not a Business Day, the next succeeding Business Day), a weekly line-by-line variance report (the “Variance Report”), which Variance Report shall (A) include line items consistent with the DIP Budget, including (without limitation) (1) “Total Receipts”, (2) “Total Operating Disbursements” (including payroll & benefits, bonuses, retention payments, rent, site payments, and accounts payable), (3) “Total Professional Fees” (on a professional-by-professional basis), and (4) “Net Cash Flow” and (B) compare actual cash receipts and disbursements of the Debtors with corresponding amounts provided for in the DIP Budget on a line-by-line basis for the prior week period and the Testing Period (or such shorter period as may have elapsed from the date hereof), including written descriptions in reasonable detail explaining any material positive or negative variances, and shall otherwise be in form and substance reasonably acceptable to the Required DIP Lenders;

vi.   copies of all reports, analyses, presentations and other materials prepared by or for the Debtors’ investment bankers, financial advisors, consultants or other professionals in connection with any sale, financing, refinancing, capital raise or restructuring transaction involving the Debtors; provided, that any materials relating to the Debtors’ sale and marketing process shall not be provided—by any party or its advisors—to DIP Lenders acting in a Bidder Capacity;

vii.  all other reports and notices required to be delivered hereunder or under the DIP Documents, and such other reports and notices as may be reasonably requested by the DIP Agent or the Required DIP Lenders;

Term	Description

viii.  to the extent not otherwise delivered to the DIP Agent, the DIP Lenders, the Ad Hoc Group Advisors, and the advisors to the Prepetition Royalty Secured Parties, all of the financial information, reports, notices and other information delivered to, or required to be delivered to, the Prepetition First Lien Agent and/or the Prepetition First Lien Lenders pursuant to the Prepetition First Lien Documents (including, without limitation, pursuant to Sections 5.1 and 5.9(a) of the Prepetition First Lien Credit Agreement), when the same is (or is required to be) delivered to the Prepetition First Lien Agent and/or the Prepetition First Lien Lenders; and

ix.   such other documents or information reasonably required by the DIP Documents; provided, that the Debtors shall not be required to provide information that would waive any privilege or violate applicable law.

In addition, the Debtors shall, and shall direct their officers, directors, employees, advisors and other representatives to:

i.   provide to the DIP Agent, the DIP Lenders the Ad Hoc Group Advisors, and advisors to the Prepetition Royalty Secured Parties (1) reasonable access, during normal business hours and on reasonable advance notice and without disruption to the operation of the Debtors’ business, to the offices, properties, books and records, management, directors, employees, accountants, auditors, counsel and other advisors and representatives of the Debtors, (2) such other information regarding the Debtors’ assets, business, operations, liquidity, financial condition, tax matters, regulatory matters and intellectual property as is reasonably requested by the DIP Agent, any DIP Lender or the Ad Hoc Group Advisors, and (3) upon reasonable request, participation in periodic update calls with the Debtors’ management and advisors regarding the Debtors’ financial performance, liquidity and the progress of the Restructuring Transactions; provided, that any materials relating to the Debtors’ sale and marketing process shall not be provided—by any party or its advisors—to DIP Lenders acting in a Bidder Capacity;

ii.  promptly respond to, and use reasonable best efforts to satisfy, all due diligence requests of the DIP Agent, the DIP Lenders, the Ad Hoc Group Advisors, and advisors to the Prepetition Royalty Secured Parties, including by establishing and maintaining an electronic data room to which the Ad Hoc Group Advisors are granted access, and cooperate with all business, financial, legal, tax, regulatory and intellectual property diligence reasonably requested in connection with the DIP Facility and the Restructuring Transactions; provided, that any materials relating to the Debtors’ sale and marketing process shall not be provided—by any party or its advisors—to DIP Lenders acting in a Bidder Capacity;

iii.   irrevocably authorize, direct and cause the Debtors’ investment bankers, financial advisors, consultants and other professionals to (1) disclose fully and promptly to the DIP Agent, the DIP Lenders, the Ad Hoc Group Advisors, and advisors to the Prepetition Royalty Secured Parties all material developments concerning any sale, financing, refinancing, capital raise or restructuring transaction involving the Debtors, and (2) at a reasonable frequency requested by the Ad Hoc Group, consult with, and respond to the inquiries of, the DIP Agent, the DIP Lenders, the Ad Hoc Group Advisors, and advisors to the Prepetition Royalty Secured Parties concerning any and all matters relating to the affairs, finances, assets, business and operations of the Debtors and any aspect of any such transaction, including communications outside the presence of any representative of any Debtor; provided, that any materials relating to the Debtors’ sale and marketing process shall not be provided—by any party or its advisors—to DIP Lenders acting in a Bidder Capacity; and

Term	Description

iv.   such other documents or information reasonably required by the DIP Documents; provided, that the Debtors shall not be required to provide information that would waive any privilege or violate applicable law.

Waivers:	The Final DIP Order shall provide a waiver of the equitable doctrine of “marshaling” with respect to the DIP Collateral and the Prepetition Collateral; provided, that such waiver shall only be effective with respect to the Prepetition Collateral until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement). The Final DIP Order shall provide (i) a waiver of the “equities of the case” exception to section 552(b) of the Bankruptcy Code with respect to the DIP Lenders and the Prepetition Secured Parties, and (ii) a waiver of the ability to surcharge the DIP Collateral and the Prepetition Collateral, including under section 506(c) of the Bankruptcy Code.

Credit Bid:	The DIP Obligations may be credit bid in connection with the sale of any asset of the Debtors (in whole or in part), including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii)–(iii) of the Bankruptcy Code. Any such credit bid shall be deemed a qualified bid, and the DIP Agent shall be deemed a qualified bidder, for all purposes of any bidding procedures or sale process. Nothing herein shall limit the right of the Prepetition Royalty Secured Parties to credit bid the Prepetition Royalty Obligations, subject to section 363(k) of the Bankruptcy Code and the Intercreditor Agreement.

Events of Default:

“Events of Default” shall be limited to the following:

i.   failure to pay principal or interest on the DIP Loans or any fees or any other amount due under the DIP Documents when due;

ii.  (A) failure of any Debtor or any of their respective subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness (as defined in the Prepetition First Lien Credit Agreement) incurred on or after the Petition Date, in each case beyond the grace period, if any, provided therefor; or (B) breach or default by any Debtor or any of its subsidiaries with respect to any other term of (1) one or more items of such Material Indebtedness, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, unless in each case, payment or enforcement thereof is stayed as a result of the Chapter 11 Cases;

Term	Description

iii.   failure of any representation or warranty of any Debtor contained in this DIP Term Sheet or any DIP Document to be true and correct in all material respects when made (without duplication of any materiality qualifier contained therein);

iv.   breach of any covenant hereunder or under the DIP Documents that, in the case of any affirmative covenant that is capable of being cured, has not been cured within five (5) Business Days;

v.  any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Debtor or any of their subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days;

vi.   any order, judgment or decree shall be entered against any Debtor or any of its subsidiaries decreeing the dissolution or split up of such Debtor or any of its subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;

vii.  there shall occur one or more ERISA Events (as defined in the Prepetition First Lien Credit Agreement) that individually or in the aggregate results in or might reasonably be expected to result in liability of any Debtor or any of its subsidiaries or any of their respective ERISA Affiliates (as defined in the Prepetition First Lien Credit Agreement) in excess of $2,500,000 during the term of the DIP Facility; or there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA (each as defined in the Prepetition First Lien Credit Agreement) or a violation of Section 436 of the Internal Revenue Code;

viii.  a Change of Control (as defined in the Prepetition First Lien Credit Agreement) shall occur, excluding any Change of Control caused by the consummation of the Ayrmid Transaction or an Acceptable Alternative Transaction;

ix.   at any time after the execution and delivery thereof (i) any DIP Document for any reason, other than the indefeasible payment in full in cash of all DIP Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Debtor shall repudiate its obligations thereunder, or (ii) any Debtor shall contest the validity or enforceability of any DIP Document in writing or deny in writing that it has any further liability, including with respect to future advances by DIP Lenders, under any DIP Document to which it is a party or shall contest the validity of or perfection of any lien in any DIP Collateral granted or purported to be granted pursuant to the DIP Documents;

Term	Description

x.  the United States Food and Drug Administration (or any successor thereto) or any Debtor withdraws approval for selinexor with respect to its current approved indication for use with bortezomib and dexamethasone;

xi.   noncompliance with the DIP Budget, subject to the Permitted Variances;

xii.  the DIP Agent shall cease to have a valid and perfected security interest in and lien on any DIP Collateral with the priority provided for herein and in the DIP Orders (other than upon a release by reason of a transaction that is permitted hereunder or under the DIP Documents);

xiii.  failure by any Debtor to comply in any material respect with the Interim DIP Order or Final DIP Order, as applicable;

xiv.  the entry by a court of competent jurisdiction of an order amending, modifying, staying, revoking or reversing the Interim DIP Order or Final DIP Order, as applicable, without the express written consent of the Required DIP Lenders;

xv.  subject to the terms of the RSA, any sale or other disposition of all or a material portion of the DIP Collateral securing the DIP Loans pursuant to section 363 of the Bankruptcy Code other than as permitted by the DIP Orders (or pursuant to a transaction that is permitted hereunder or under the DIP Documents) or the Debtors file any motion or pleading seeking authority for the foregoing;

xvi.  the entry of an order dismissing any Chapter 11 Case or converting any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or the Debtors file any motion or pleading seeking authority for the foregoing;

xvii. the entry of an order appointing a chapter 11 trustee in any Chapter 11 Case or the Debtors file any motion or pleading seeking authority for the foregoing;

xviii. the entry of an order in any Chapter 11 Case appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) or the Debtors file any motion or pleading seeking authority for the foregoing;

xix.  termination or expiration of the period of time during which only the Borrower and its co-debtors may file a plan pursuant to section 1121 of the Bankruptcy Code;

xx.  failure to meet any Milestone (including, without limitation, failure of the Bankruptcy Court to enter, within thirty-five (35) calendar days following the Petition Date, the Final DIP Order);

xxi.  other than the Carve-Out, the allowance of any claim or claims under section 506(c) of the Bankruptcy Code against or with respect to any of the DIP Collateral;

Term	Description

xxii.  the existence of any claims or charges, or the entry of an order of the Bankruptcy Court authorizing any claims or charges, other than in respect of the DIP Facility and the Carve-Out or as otherwise permitted under the applicable DIP Documents, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the DIP Superpriority Claims, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code or section 507(b) of the Bankruptcy Code (other than the Carve-Out) or (ii) any lien on the DIP Collateral having a priority senior to or pari passu with the DIP Liens, except, in each case, as expressly provided in the DIP Documents;

xxiii.  any Debtor requests authorization, or supports any request for authorization, to obtain postpetition financing or other financial accommodations pursuant to section 364 of the Bankruptcy Code or otherwise, other than (x) from the DIP Lenders or (y) financing resulting in proceeds that are sufficient to, and are immediately applied to, indefeasibly pay the DIP Obligations, the Prepetition First Lien Obligations (as defined in the Interim DIP Order) and, following the entry of the Final DIP Order, the Prepetition Notes Obligations (as defined in the Interim DIP Order) in full in cash;

xxiv.  any attempt by any Debtor to invalidate or otherwise impair the DIP Loans, the DIP Liens, the Prepetition First Lien Obligations, the Prepetition 1L Liens, the Prepetition 2028 Notes Obligations, the Prepetition 2029 Notes Obligations, or the Prepetition 2L Liens (in each case as defined in the Interim DIP Order);

xxv.  the Debtors commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the DIP Agent, any of the DIP Lenders or any of the Prepetition Secured Parties to: (i) contest the validity or enforceability of any DIP Document, any Prepetition First Lien Document, any Prepetition 2028 Notes Document, or any Prepetition 2029 Notes Document; (ii) contest the validity, enforceability, extent, amount, perfection or priority of the DIP Liens, the DIP Superpriority Claims, the Prepetition First Lien Obligations, the Prepetition 1L Liens, the Prepetition 2028 Notes Obligations, the Prepetition 2029 Notes Obligations or the Prepetition 2L Liens held by the DIP Lenders, or (iii) assert or prosecute any claim or cause of action (including any action arising under chapter 5 of the Bankruptcy Code) against any DIP Secured Party or any Prepetition Secured Party;

xxvi.  any breach by the Debtors under the RSA (subject to any applicable cure period);

xxvii. the RSA is terminated or otherwise fails to be in full force and effect;

xxviii.the entry of an Interim DIP Order or Final DIP Order in form or substance that is not acceptable to the Required DIP Lenders in their sole discretion;

xxix.  (a) any Debtor files a pleading in any court seeking or supporting an order to revoke, reverse, stay, vacate, amend, supplement or otherwise modify any DIP Order or this DIP Term Sheet, in whole or in part, or (b) any material provision of the DIP Orders or DIP Term Sheet, or any other order of the Bankruptcy Court approving the Debtors’ use of Cash Collateral, shall for any reason cease to be valid and binding (without the prior written consent of the Required DIP Lenders);

Term	Description

xxx.  subject to the terms of the RSA, the filing with the Bankruptcy Court of a motion seeking approval of a sale under section 363 of the Bankruptcy Code or a plan of reorganization or liquidation in any of the Chapter 11 Cases that, in either case, does not provide for indefeasible payment in full in cash to the DIP Lenders of DIP Loans and all other amounts outstanding under this DIP Term Sheet and the DIP Orders, on closing of such sale or the effective date of such plan;

xxxi.  the granting of relief from the automatic stay by the Bankruptcy Court to any other creditor or party in interest in the Chapter 11 Cases with respect to any portion of the DIP Collateral;

xxxii. the Debtors, except as contemplated by the RSA, (A) file any motion or application, including in connection with a plan of reorganization, seeking authority to reject, assume, assume and assign, amend, supplement, or modify any material agreement or any Prepetition Royalty Document, or (B) amend, modify, supplement, extend, terminate, or otherwise enter into a modified arrangement with respect to any material agreement or any Prepetition Royalty Document, in each case, without the prior written consent of the Required DIP Lenders;

xxxiii. the cessation by the Debtors, taken as a whole, of conducting all or substantially all of their business operations; or

xxxiv. any Debtor shall make any payment of principal or interest or otherwise on account of any prepetition indebtedness or prepetition payables other than payments (A) in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases and (B) in respect of certain creditors, in each case, to the extent authorized by one or more “first day” orders acceptable in form and substance to the Required DIP Lenders and consistent with the DIP Budget.

As used in this DIP Term Sheet, the term “Default” means any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

Remedies:

Upon the occurrence of, and during the continuation of, an Event of Default, but subject to the DIP Orders, the DIP Agent (at the direction of the Required DIP Lenders) or the Required DIP Lenders may, by delivery of a DIP Termination Declaration (as defined in the DIP Orders), and subject to the terms of the DIP Orders, take any or all of the following actions without further order of or application to the Bankruptcy Court:

i.   immediately terminate, reduce or restrict the Debtors’ use of any Cash Collateral (except to the extent such cash may be used in connection with the Carve-Out);

ii.  terminate, reduce or restrict any undrawn New Money DIP Commitments, in whole or in part;

Term	Description

iii.   terminate the DIP Facility and the DIP Documents as to any future liability or obligation of the DIP Secured Parties (without affecting any of the DIP Liens or DIP Obligations, or the rights or remedies of the DIP Secured Parties in respect thereof); and

iv.   declare all DIP Obligations to be immediately due and payable.

Following the expiration of the Remedies Notice Period (as defined in the DIP Orders, and as may be extended in accordance with the DIP Orders) and subject thereto, the DIP Agent (at the direction of the Required DIP Lenders) or the Required DIP Lenders may (in addition to any of the actions provided for above) take any or all of the following actions without further order of or application to the Bankruptcy Court:

i.   freeze monies or balances in the Debtors’ accounts and sweep all funds contained in the Debtors’ deposit accounts;

ii.  set-off any and all amounts in accounts maintained by the Debtors with the DIP Agent or the DIP Lenders against the DIP Obligations, or otherwise enforce any and all rights against the DIP Collateral in the possession of any of the applicable DIP Secured Parties, including, without limitation, disposition of the DIP Collateral solely for application towards the DIP Obligations;

iii.   take any other actions or exercise any other rights or remedies permitted under the DIP Orders, this DIP Term Sheet, the DIP Documents or applicable law to effect the repayment of the DIP Obligations; and

iv.   exercise rights and remedies subject to the terms of the DIP Orders, or applicable law (including, without limitation, direct any or all of the Debtors (or file a motion in the name of the Debtors)), (A) to enforce the terms and provisions of this DIP Term Sheet, (B) to collect accounts receivable, without setoff by any account debtor, including directing the Debtors to collect such accounts receivable, (C) to sell or otherwise dispose of any or all of the DIP Collateral on terms and conditions reasonably acceptable to the Required DIP Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code (and without limiting the foregoing, direct the Debtors (or file a motion in the name of the Debtors) to assume and assign any lease or executory contract included in the DIP Collateral to the DIP Lenders’ designees in accordance with and subject to Section 365 of the Bankruptcy Code), (D) credit bid any or all of the DIP Obligations, (E) enter into the premises of any Debtor in connection with the orderly sale or disposition of the DIP Collateral (including, without limitation, complete any work in process), (F) exercise such other rights and remedies to realize upon the DIP Collateral, and (G) take such action as is reasonably related to or is in furtherance of the foregoing; provided, that, subject to the DIP Orders, the Debtors shall take all action that is reasonably necessary to cooperate with the DIP Lenders in the exercise of their rights and remedies and facilitate the realization upon the DIP Collateral by the DIP Lenders.

Term	Description
Notwithstanding anything to the contrary herein, during any Remedies Notice Period, the Debtors may continue to use Cash Collateral solely to meet payroll obligations and pay expenses necessary to avoid immediate and irreparable harm to the Debtors’ estates (including to pay payroll, critical patient supply and product distribution costs, and the Carve-Out), in accordance with the DIP Budget (subject to the Permitted Variances), or that have otherwise been approved in advance in writing by the DIP Agent (at the direction of the Required DIP Lenders).

Assignments and Participations:	A DIP Lender may assign all or any part of its DIP Loans and commitments from time to time to any other person without any consent of or notice to the Debtors, but with the prior consent of the Required DIP Lenders (disregarding the assigning DIP Lender’s DIP Loans and unfunded New Money DIP Commitments) (not to be unreasonably withheld, conditioned or delayed); provided, that the Required DIP Lenders (disregarding the assigning DIP Lender’s DIP Loans and unfunded New Money DIP Commitments) shall be deemed to have consented to any such assignment unless they have objected to such assignment by written notice to the assigning DIP Lender within five (5) Business Days after having received notice thereof. Notwithstanding the foregoing, no consent of the Required DIP Lenders shall be required if the assignee is another DIP Lender or any affiliate or managed or controlled fund of a DIP Lender. The parties to each assignment shall execute and deliver to the DIP Agent an assignment agreement in a form substantially similar to the Assignment Agreement (as such term is defined in the Prepetition First Lien Credit Agreement) and reasonably acceptable to the DIP Agent, such other forms, certificates or other evidence, if any, that may be reasonably required by the DIP Agent, and with payment to the DIP Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee that is already a DIP Lender or is an affiliate or managed or controlled fund of a DIP Lender, which fee may be otherwise waived or reduced in the sole discretion of the DIP Agent). From and after the effective date specified in the assignment agreement, the assignee shall be a DIP Lender hereunder and the assigning DIP Lender shall be released from its obligations hereunder to the extent of the interest assigned.

Expenses and Indemnification:	All reasonable, documented, out-of-pocket expenses and costs (limited to (i) reasonable legal fees and reasonable, documented, out-of-pocket expenses of one primary counsel and one local counsel in Texas for the DIP Agent, (ii) reasonable fees and reasonable, documented, out-of-pocket expenses of the Ad Hoc Group Advisors, and (iii) with respect to the Prepetition Royalty Secured Parties, (x) reasonable and documented fees and out-of-pocket expenses of counsel (subject to objection only if in excess of $600,000), (y) with respect to a financial advisor, monthly fees of $150,000 solely to the extent accruing from the Petition Date until the closing date of the Ayrmid Transaction or the Acceptable Alternative Transaction (each as defined in the RSA) and (z) solely in the event of the consummation of an Acceptable Alternative Transaction (as defined in the RSA) that results in transaction proceeds, (A) if transaction proceeds are sufficient to pay all Funded Debt (as defined in the RSA) outstanding in full in and in cash, then a $1,000,000 deferred fee, or (B) if transaction proceeds are insufficient to pay all Funded Debt outstanding in full in cash, then a $500,000 deferred fee, in each case payable upon consummation of such Acceptable Alternative Transaction and, in each case, solely from the proceeds thereof)

Term	Description

incurred in connection with, whether before or after the commencement of, the Chapter 11 Cases and the negotiation and documentation of the DIP Facility are to be paid by the Borrower, in each case following written demand and, subject to the DIP Orders, without the requirement of Bankruptcy Court approval or the filing of any fee or retention application.

The Borrower will indemnify the DIP Secured Parties, and hold them harmless from and against all reasonable, documented, and out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the DIP Facility; provided, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of such person; provided, further, that no person will be indemnified for costs, expenses, or liabilities that do not involve an act or omission by any Debtor or any of its affiliates and arises solely from disputes among the DIP Secured Parties, other than claims against the DIP Agent, solely in its capacity as such, which shall remain subject to the immediately preceding proviso; provided, further, that no DIP Lender shall be indemnified for costs, expenses, or liabilities that result from a claim being brought by a Debtor against such person for a material breach of such person’s obligations under the DIP Documents if such Debtor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

Governing Law:	This DIP Term Sheet and the other DIP Documents shall be governed by, and construed in accordance with, the laws of the State of New York (except as governed by the Bankruptcy Code), without regard to the conflict of law principles thereof that would require the application of the law of any other jurisdiction. Each party hereto hereby waives all rights to a trial by jury and consents to the jurisdiction of the Bankruptcy Court.

Amendments:	No provision of this DIP Term Sheet or any DIP Document may be amended, modified or waived other than by an instrument in writing signed by the Debtors and the Required DIP Lenders. Notwithstanding the foregoing (i) any amendment, modification or waiver that would (A) extend the Maturity Date of the DIP Loans, (B) waive, reduce or postpone any scheduled repayment (but not prepayment), (C) modify or waive any condition precedent to the funding of any DIP Loan, (D) reduce the rate of interest on any DIP Loan (other than a waiver of interest at the Default Rate), (E) waive or extend the time for payment of any such interest, fees, or premiums (other than a waiver of interest at the Default Rate), (F) reduce or forgive the principal amount of any DIP Loan, or increase the New Money DIP Commitment of any DIP Lender, (G) amend, modify, terminate or waive any provision under this heading “Amendments” or any other provision of this DIP Term Sheet that expressly provides that the consent of all DIP Lenders or any specific DIP Lenders is required, (H) amend the definition of Required DIP Lenders, (I) subordinate the DIP Liens to any other lien on or security interest in the DIP Collateral other than Permitted Prior Liens or (J) alter the ratable treatment of the DIP Obligations shall, in each case, require the consent of each DIP Lender directly and adversely affected thereby and (ii) any amendment, modification or waiver that would directly or indirectly affect the rights or obligations of the DIP Agent in any adverse manner shall require the consent of the DIP Agent.

Term	Description
Counterparts and Electronic Transmission:	This DIP Term Sheet may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this DIP Term Sheet by facsimile, “PDF” or other electronic transmission shall be effective as delivery of a manually executed counterpart of this DIP Term Sheet.

IN WITNESS WHEREOF, the parties hereto have executed this DIP Term Sheet as of the date first written above.

DEBTORS:
KARYOPHARM THERAPEUTICS INC., a Delaware corporation

By:
Name:
Title:

KPT TEXAS LLC, a Texas limited liability company

By:
Name:
Title:

DIP LENDERS:

[•], as a DIP Lender

By:
Name:
Title:

DIP AGENT:
WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent and collateral agent for the DIP Lenders

By:
Name:
Title:

Schedule 1

New Money DIP Commitments

[***]

Annex A

Specific Terms of DIP Facility

Interest Rate:

The interest rate applicable to the New Money DIP Loans will be SOFR (as defined herein) plus 900 bps, payable in kind quarterly on the last day of each March, June, September and December ending after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day) (each such date, an “Interest Payment Date”). The interest rate applicable to the Roll-Up Loans will be SOFR plus 1,225 bps, payable in kind quarterly on each Interest Payment Date. All interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and all accrued and unpaid interest in respect of any DIP Loans shall be paid in full in cash on the date on which the principal amount of such DIP Loans is paid.

“SOFR” means, for any date of determination, the greater of (i) the forward-looking term rate based on the secured overnight financing rate for a one-month tenor published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator of SOFR selected by the DIP Agent) for the date that is two (2) Business Days prior to the Interest Payment Date immediately preceding such date of determination (or prior to the first Interest Payment Date, the Closing Date); provided, that if such rate is not published on such day, SOFR shall be such rate as published on the first preceding Business Day on which it was published; and (ii) 3.00%.

Exit Fee:

4.00% of the New Money DIP Loans (including interest paid in kind and added to the outstanding principal amount of the New Money DIP Loans) or New Money DIP Commitments, as applicable, payable upon any repayment or prepayment (including any acceleration thereof) or other satisfaction of the New Money DIP Loans or termination or reduction of the New Money DIP Commitments (other than a termination resulting from the funding of New Money DIP Loans).

8.00% of the Roll-Up Loans (including interest paid in kind and added to the outstanding principal amount of the Roll-Up Loans), payable upon any repayment or prepayment (including any acceleration thereof) or other satisfaction of the Roll-Up Loans (other than a deemed reconversion of Roll-Up Loans into allowed Prepetition First Lien Obligations, in which case there shall be no corresponding exit fee with respect to the Roll-Up Loans).

DIP Agent Fee:	As set forth in the fee letter, dated as of October 30, 2026, between the Borrower and the DIP Agent, together with all amounts payable to or on behalf of the DIP Agent pursuant to the Agency Provisions.

Annex B

Representations and Warranties

A. Organization; Requisite Power and Authority; Qualification. Each Debtor and each of their respective subsidiaries (a) is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of organization, (b) subject to the Bankruptcy Court’s entry of the applicable DIP Order and any limitation under the Bankruptcy Code or other debtor relief Law, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this DIP Term Sheet and the other DIP Documents to which it is a party and to carry out the transactions contemplated hereby and thereby, and (c) is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

B. Due Authorization. The execution, delivery and performance of this DIP Term Sheet and the other DIP Documents have been duly authorized by all necessary action on the part of each Debtor that is a party thereto, in each case subject to the Bankruptcy Court’s entry of the DIP Orders.

C. No Conflict. The execution, delivery and performance by the Debtors of this DIP Term Sheet and the other DIP Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any material Law applicable to the Debtors or any of their subsidiaries, any of the Organizational Documents of the Debtors or any of their subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Debtors or any of their subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit or the triggering of any payment under any material agreement; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Debtors or any of their subsidiaries (other than any liens created under any of the DIP Documents in favor of the DIP Agent, for the benefit of DIP Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any person under any material agreement except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to the DIP Lenders.

D. Governmental Consents. The execution, delivery and performance by the Debtors of this DIP Term Sheet and the other DIP Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Entity except such that have been obtained or made and are in full force and effect.

E. Binding Obligation. The DIP Term Sheet and each other DIP Document has been duly executed and delivered by each Debtor that is a party thereto and is the legally valid and binding obligation of such Debtor, enforceable against such Debtor in accordance with its respective terms.

F. No Material Adverse Change. Since the RSA Effective Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

G. No Transfer. No transfer of property is being made by any Debtor and no obligation is being incurred by any Debtor in connection with the transactions contemplated by this DIP Term Sheet and the other DIP Documents with the intent to hinder, delay or defraud either present or future creditors of any Debtor.

H. No Indebtedness. Except for the Prepetition Secured Obligations and the DIP Obligations, the Debtors have no other indebtedness for borrowed money.

I. Adverse Proceedings, Etc. Other than the Chapter 11 Cases, there are no Adverse Proceedings (as defined in the Prepetition First Lien Credit Agreement) that (i) purport to affect or pertain to this DIP Term Sheet or any other DIP Document, or any of the transactions contemplated hereby and thereby or (ii) otherwise could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the Debtors nor any of their subsidiaries (a) is in violation of any applicable law (including Environmental Laws (as defined in the Prepetition First Lien Credit Agreement)) that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

J. Payment of Taxes. All United States federal, state and all other material tax returns and reports of the Debtors and their subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon the Debtors and their subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Debtor and/or its applicable subsidiary, or taxes the nonpayment for which is excused, permitted, or required by the Bankruptcy Code or stayed by the Chapter 11 Cases. With respect to the DIP Collateral, no Debtor is aware of any proposed material tax assessment against any Debtor with respect to United States federal, state or municipal taxes.

K. Properties. Each Debtor and each of their subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets, in each case except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and assets disposed of as otherwise permitted under clause (iii) under the heading “Negative Covenants” in this DIP Term Sheet. Except for Permitted Liens, all such properties and assets are free and clear of liens.

L. Environmental Matters. None of the Debtors nor any of their subsidiaries nor any of their respective Facilities (as defined in the Prepetition First Lien Credit Agreement) or operations are subject to any outstanding written order, consent decree or settlement agreement with any person relating to the violation of any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity (in each case as defined in the Prepetition First Lien Credit Agreement) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of the Debtors nor any of their subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Debtors’ and their subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against any Debtor or any of their subsidiaries that, individually or in the aggregate, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Debtors nor any of their subsidiaries nor, to any Debtor’s knowledge, any predecessor of any Debtor or any of their subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials (as defined in the Prepetition First Lien Credit Agreement) at any Facility in violation of applicable law, and none of the Debtors’ or any of their subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except to the extent that such operations are undertaken in material compliance with law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Debtor or any of their subsidiaries relating to the violation of any Environmental Law, any Release (as defined in the Prepetition First Lien Credit Agreement) of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

M. No Defaults.

1.	No event shall have occurred and be continuing or would result from the consummation of the Initial Draw or the Delayed Draw (as applicable) that would constitute an Event of Default or a Default.

2.

None of the Debtors nor any of their subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or liability of the Debtors or any of their subsidiaries in excess of $2,500,000, individually or $5,000,000 in the aggregate for all such defaults, in each case as modified as necessary to reflect the commencement and administration of the Chapter 11 Cases and the Debtors’ financial condition.

N. Budget. Attached to the Interim DIP Order as Schedule 1 is a true and complete copy of the initial DIP Budget, which shall be updated from time to time in accordance with the procedures specified in the DIP Orders; provided, that the total amount of New Money DIP Loans provided pursuant to the DIP Budget shall not exceed the total amount of the New Money DIP Commitments authorized by the DIP Orders.

O. Governmental Regulation. No Debtor is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

P. Federal Reserve Regulations; Exchange Act.

1.

None of the Debtors nor any of their subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock (as defined in the Prepetition First Lien Credit Agreement).

2.

No portion of the proceeds of the Initial Draw or Delayed Draw has been or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, the Initial Draw or Delayed Draw, as applicable, or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Securities Exchange Act of 1934, as amended.

Q. Employee Matters. None of the Debtors nor any of their subsidiaries is engaged in any unfair labor practice that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or liability of any Debtor or any of their subsidiaries in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such practices, in each case during the term of the DIP Facility. There is (i) no unfair labor practice complaint pending against any Debtor or any of their subsidiaries, or to the best knowledge of the Debtors, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Debtor or any of their subsidiaries or to the best knowledge of the Debtors, threatened against any of them, (ii) no strike or work stoppage in existence or threatened involving any Debtor or any of their subsidiaries, and (iii) to the best knowledge of the Debtors, no union representation question existing with respect to the employees of any Debtor or any of their subsidiaries and, to the best knowledge of the Debtors, no union organization activity that is taking place, except (with respect to any matter specified in clauses (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or result in liabilities in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such liabilities. No Debtor has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar federal or state law that remains unpaid or unsatisfied and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or is in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such liabilities.

R. Employee Benefit Plans.

1.

Each Debtor, each of their subsidiaries and each of their respective ERISA Affiliates (as defined in the Prepetition First Lien Credit Agreement) are in compliance with all applicable provisions and requirements of ERISA (as defined in the Prepetition First Lien Credit Agreement) and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan (as defined in the Prepetition First Lien Credit Agreement), and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status.

2.

No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Debtor, any of their subsidiaries or any of their ERISA Affiliates. No ERISA Event (as defined in the Prepetition First Lien Credit Agreement) has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Debtor, any of their subsidiaries or any of their respective ERISA Affiliates.

3.

The present value of the aggregate benefit liabilities under each Pension Plan (as defined in the Prepetition First Lien Credit Agreement) sponsored, maintained or contributed to by any Debtor, any of their subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.

4.

As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of any Debtor, their subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Each Debtor, each of their subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

S. Compliance with Statutes, Etc. Each Debtor and each of their subsidiaries is in compliance in all material respects with all applicable law.

T. Disclosure. No representation or warranty of any Debtor contained in this DIP Term Sheet or any other DIP Document or in any other documents, certificates or written statements furnished to the DIP Agent or any DIP Lender by or on behalf of any Debtor or any of their subsidiaries (other than projections, pro forma financial information and information of a general economic or industry nature) for use in connection with the Restructuring Transactions contains, as of the date furnished, any known untrue statement of a material fact or omits to state a material fact (known to such Debtor, in the case of any document not furnished by it) necessary in order to make the statements contained herein or such documents, certificates or statements, when taken as a whole, not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Debtors to be reasonable at the time made, it being recognized by the DIP Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known to any Debtor (other than matters of a general economic or industry nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished or publicly available to the DIP Lenders for use in connection with the transactions contemplated hereby.

U. Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

1.

None of the Debtors, any of their subsidiaries, or any of their respective directors, officers or, to the knowledge of any Debtor, employees, agents, advisors, or affiliates is a Sanctioned Person (as defined in the Prepetition First Lien Credit Agreement). Each of the Debtors and each of their subsidiaries and their respective directors, officers and, to the knowledge of any Debtor, employees, agents, advisors and affiliates is in compliance with all and has not violated any (i) Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, or (iii) Anti-Terrorism and Anti-Money Laundering Laws (in each case, as defined in the Prepetition First Lien Credit Agreement). No part of the proceeds of the Initial Draw or Delayed Draw has been or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country (as defined in the Prepetition First Lien Credit Agreement), (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any person.

2.

Each Debtor and each of their subsidiaries have established and currently maintain policies, procedures and controls that are reasonably designed (and otherwise comply with applicable law) to ensure that each of the Debtors, their subsidiaries, and their controlled affiliates, and each of their respective directors, officers, employees and agents, is and will continue to be in material compliance with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

V. Healthcare and FDA Matters.

1.

All pre-clinical and clinical studies, tests and trials conducted by or on behalf of or sponsored by any Debtor or any of their subsidiaries, or in which any Debtor or any of their subsidiaries have participated with respect to their products and product candidates, were, and if still pending are, being conducted in all material respects in accordance with all applicable Healthcare Laws, Governmental Authorizations (in each case, as defined in the Prepetition First Lien Credit Agreement) and any applicable rules, regulations, and policies to which such studies, tests or trials are or were subject. Neither any Debtor nor any of their subsidiaries has received any written notices, correspondence or other communications from any Governmental Entity, institutional review board or other entity having authority over the conduct of such studies, tests, or trials requiring or threatening the termination, material modification, clinical hold or suspension of any such studies, tests or trials being conducted or proposed to be conducted by or on behalf of such Debtor or any of its subsidiaries, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies, tests or trials, and, to the knowledge of the Debtors, there are no reasonable grounds for the same.

2.

Each of the Debtors and each of their subsidiaries has operated and currently is in compliance in all material respects with all applicable Healthcare Laws, including, without limitation, the statutes, rules and regulations enforced by the FDA, the U.S. Department of Health and Human Services Office of Inspector General, the Centers for Medicare

& Medicaid Services, the Office for Civil Rights, the Department of Justice or any other Governmental Entity having jurisdiction over the Debtors, their subsidiaries or any of their respective properties. Neither any Debtor nor any of their subsidiaries (i) has received any FDA Form-483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Entity alleging or asserting noncompliance in any material respect with any Healthcare Laws applicable to any Debtor or any of their subsidiaries, or (ii) is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. None of the Debtors, their subsidiaries or any of their respective officers or directors or, to the knowledge of the Debtors, their independent contractors, has been excluded, suspended or debarred from participation in any U.S. federal healthcare program or human clinical research or, is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension or exclusion.

3.

The manufacture of the Debtors’ and their subsidiaries’ products and product candidates, whether by or on behalf of such Debtor or any of its subsidiaries, is being conducted in compliance in all material respects with all applicable Healthcare Laws. Since April 1, 2021, no manufacturing facility for the products and product candidates of the Debtors and their subsidiaries (whether a Facility or a contract manufacturing site for such products or product candidates) has been subject to any Governmental Entity shutdown. There have been no material recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other comparable notice or action relating to an alleged lack of safety, efficacy, quality or regulatory compliance of the Debtors’ or their subsidiaries’ products (collectively, “Safety Notices”). To the knowledge of the Debtors, there are no facts that would be reasonably likely to result in (A) a material Safety Notice with respect to any Debtor’s or any of its subsidiaries’ products, (B) a material change in labeling of any Debtor’s or its subsidiaries’ products, or (C) a termination or suspension of marketing or testing of any of the Debtors’ or any of their subsidiaries’ products.

4.

Each of the Debtors and each of their subsidiaries (i) possesses all Governmental Authorizations necessary to conduct the businesses now operated by it, and, subject to the entry of the DIP Orders, for the execution, delivery and performance by and enforcement against such Debtor of this DIP Term Sheet and the other DIP Documents and (ii) is in compliance in all material respects with the terms and conditions of all such Governmental Authorizations. All such Governmental Authorizations are in full force and effect, and to the knowledge of the Debtors, no event has occurred which allows, or after notice or lapse of time would reasonably be expected to allow, revocation, termination, or material impairment of the rights of the holder of any material Governmental Authorization. None of the Debtors nor any of their subsidiaries has received notice of proceedings relating to the revocation or material adverse modification of any such material Governmental Authorizations and to the knowledge of the Debtors, no Governmental Entity granting any such material Governmental Authorization has taken any action to limit, suspend or revoke the same in any material respect.

5.

All material reports, statements, documents, registrations, filings, or submissions required to be filed by any Debtor or any of their subsidiaries with any Governmental Entity have been so filed, properly maintained, and/or amended when required by applicable law, including all applicable Healthcare Laws. All such reports, statements, documents, registrations, submissions and filings were accurate, complete in all material respects and in material compliance with applicable law, including all applicable Healthcare Laws, when filed, or as amended or supplemented, and no material deficiencies have been asserted by any such Governmental Entity with respect to such reports and filings other than in the ordinary course of business. None of the Debtors has received any written notice that the FDA (i) has withdrawn, or intends to withdraw, the approval of any labeled indication of selinexor tablets or adversely modify, limit or restrict selinexor’s approved indications for use; or (ii) has identified any serious adverse events or other material events or material trends with respect to the safety or efficacy of selinexor that would reasonably be expected to lead to the material withdrawal, restriction, limitation or adverse modification of any labeled indication of selinexor.

Annex C

Priorities

The following chart sets forth the relative priority of the liens and claims described in this DIP Term Sheet. Capitalized terms used in this Annex C and not defined in this DIP Term Sheet have the meanings given to them in the DIP Orders. In the event of any conflict between this chart and the DIP Orders, the terms of the applicable DIP Order shall govern. Liens and claims of the Prepetition Notes Secured Parties and the Prepetition Royalty Secured Parties listed at the same priority level shall rank pari passu with each other, and any proceeds thereof shall be applied as between them in accordance with Section 4.1 of the Intercreditor Agreement, mutatis mutandis and, with respect to the Prepetition Notes Secured Parties, in accordance with Section 3.4 of the Collateral Trust Agreement, mutatis mutandis. Nothing in this Annex C amends, alters or modifies the Intercreditor Agreement or the Collateral Trust Agreement, each of which shall remain in full force and effect in accordance with section 510(a) of the Bankruptcy Code.

Priority	Liens on Prepetition Non-Royalty Collateral (Including Cash Collateral)	Liens on Prepetition Royalty Collateral	Liens on Unencumbered Collateral	Claims Against All Debtor Assets
1	Carve-Out; Permitted Prior Liens	Carve-Out; Permitted Prior Liens	Carve-Out	Carve-Out

2	DIP Liens	DIP Liens	DIP Liens	DIP Superpriority Claims

3	First Lien Adequate Protection Liens	First Lien Adequate Protection Liens	First Lien Adequate Protection Liens	First Lien 507(b) Claims

4	Prepetition 1L Liens	Prepetition 1L Liens	Notes Adequate Protection Liens; Royalty Adequate Protection Liens	Notes 507(b) Claims; Royalty 507(b) Claims

5	Notes Adequate Protection Liens	Notes Adequate Protection Liens; Royalty Adequate Protection Liens	None	All other administrative expense claims

6	Prepetition 2L Notes Liens	Prepetition 2L Notes Liens; Prepetition 2L Royalty Liens	None	None

7	Royalty Adequate Protection Liens	None	None	None